EXHIBIT 99.1

SeaSpine Announces Second Quarter 2016 Financial Results

CARLSBAD, CA (August 9, 2016) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the second quarter ended June 30, 2016 and reaffirmed guidance for 2016.

Highlights

•	Revenue totaled $33.2 million in the second quarter 2016, a 0.8% decline compared to the second quarter of 2015

•	U.S. revenue increased 1.5% to $30.0 million

◦	U.S. orthobiologics product revenue totaled $14.9 million, a 1.5% increase over the prior year

◦	U.S. spinal hardware product revenue totaled $15.1 million, a 1.5% increase over the prior year

•	Year-to-date, launched 4 new or next generation products or product line extensions towards a goal of 8-10 per year

“I am pleased with the progress we have made in executing year one of the three-year growth plan we outlined following our spinoff a year ago. We communicated and delivered against our first year goal of reversing the multi-year revenue declines and repositioning the Company for growth by re-engaging with the surgeon and distributor community and introducing innovative new products,” said Keith Valentine, President and Chief Executive Officer. “I am equally excited about the highly motivated team of employees at SeaSpine who have been so instrumental to achieving this notable success against our objectives.”

“During the past 12 months, we have taken steps to significantly expand and enhance our product portfolio through the launch of new spinal hardware and orthobiologics products. We have also significantly improved the efficiency and reliability of our manufacturing and supply chain processes and capacity. At the same time, we strengthened our financial position, renewed and expanded relationships with key distributors and increased our footprint into key regions. Looking ahead, the next goal in our three-year plan is to generate sustained, single digit revenue growth. I am confident that we are already well underway towards reaching that milestone this year,” Valentine concluded.

Second Quarter 2016 Financial Results
Revenue for the second quarter of 2016 totaled $33.2 million, a decrease of $0.3 million compared to $33.5 million reported for the same period of the prior year. The $0.4 million increase in U.S. revenue was offset by a $0.7 million decline in our international revenue. We anticipated this year-over-year decrease in international sales since our international distributors had placed large stocking orders in the second quarter of 2015. They placed these large orders to build up inventory in advance of the spinoff from Integra LifeSciences on July 1, 2015 to minimize their risk of supply disruption during the transition. International revenues increased 11.7% sequentially compared to the first quarter of 2016.

Revenue from orthobiologics products was $16.8 million, a 1.3% decrease compared to the second quarter of 2015. Revenue from spinal hardware was $16.4 million, essentially flat compared to the second quarter of 2015. Total revenue in the U.S. was $30.0 million, a 1.5% increase over the prior year. That revenue growth was led by increased sales of our new and recently launched proprietary NanoMetalene coated interbody devices and cervical fixation systems and increased sales of our expandable interbody device and our third generation demineralized bone matrix products.

Gross margin for the second quarter of 2016 was 58.0%, a 140 basis point increase compared to the same period in 2015. SeaSpine expects gross margin to continue to improve in the second half of the year, primarily as a result of sales of the lower cost Mozaik products that the Company began to manufacture in its Irvine facility in December 2015 compared to the higher cost the Company previously paid to Integra LifeSciences under its supply agreement with them.

Operating expenses for the second quarter of 2016 totaled $31.5 million, a $3.6 million decrease compared to the same period of the prior year. In the second quarter 2015, the Company reported $9.8 million of operating expenses related to its spinoff from Integra LifeSciences.

Research and development expenses increased $1.2 million in the second quarter of 2016 to $3.2 million, or 9.6% of revenue. This increase was primarily driven by higher compensation costs due to increased headcount and higher external costs related to accelerating product development programs.

Selling, general and administrative expenses decreased $4.7 million to $27.0 million for the three months ended June 30, 2016 compared to the same period in 2015 and included $1.3 million of stock-based compensation expense.

The Company reported an income tax benefit $0.4 million in the second quarter of 2016 compared to income tax expense of $1.5 million for the same period of the prior year. The income tax benefit was primarily the result of a refund of tax initially paid towards the income tax return for our U.S. subsidiary which was not part of the U.S. consolidated tax group for the tax period January 1, 2015 through August 31, 2015. With the resolution in the third quarter of 2015 of the tax inefficient legal entity structure that was inherited with the spinoff, the Company expects to report minimal cash income taxes in 2016.

Net loss for the second quarter of 2016 was $12.0 million, compared to a net loss of $17.7 million for the second quarter of 2015.

Cash and cash equivalents at June 30, 2016 were $23.0 million and the Company had $0.4 million of outstanding borrowings against its credit facility.

2016 Financial Outlook
SeaSpine continues to expect full-year 2016 revenue to be in a range of $136 million to $140 million, reflecting 2% to 5% growth over full-year 2015 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 46773863. To listen to the webcast, please visit the investor relations section of the SeaSpine website at www.seaspine.com.

A replay of the call will be available beginning August 9, 2016 at 4:30pm PT/7:30pm ET through midnight on August 10, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 46773863. The webcast will also be available on the SeaSpine website for one month following the completion of the call.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development helps SeaSpine to offer its surgeon customers a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: revenue expectations for full-year 2016; the Company’s ability to achieve its three-year post-spinoff plan, reverse historical, multi-year revenue declines and achieve scalable, long-term growth; and improvement in gross margin and income tax expense. Among the factors that could cause or contribute to material differences between the Company's actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; third-party payors’ willingness to continue to provide, for our existing products, and to provide, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad, and increased pricing pressure from our competitors, hospitals and others; delays in new product launches, including as a result of difficulties in obtaining regulatory clearance of products in development or our inability to develop modifications to our existing products or new product lines; unexpected expense, including as a result of new product launches or our only recently beginning operations as an independent, publicly-traded company; the failure to fully realize, or the loss of, manufacturing efficiencies at our Irvine, California facility, including as a result of unexpected technical or other difficulties in scaling-up operations or otherwise; the uncertainty of outcomes in ongoing and future studies of our products and the risk that a product may not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or reimbursement; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in our news releases and periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 309-5999
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total revenue, net	$33,201	$33,461	$64,600	$65,775
Cost of goods sold	13,930	14,506	28,213	27,107
Gross profit	19,271	18,955	36,387	38,668
Operating expenses:
Selling, general and administrative	26,989	31,660	52,363	56,711
Research and development	3,181	2,027	5,934	3,609
Intangible amortization	1,281	1,357	2,562	2,754
Total operating expenses	31,451	35,044	60,859	63,074
Operating loss	(12,180)	(16,089)	(24,472)	(24,406)
Other income (expense), net	(232)	(51)	26	(772)
Loss before income taxes	(12,412)	(16,140)	(24,446)	(25,178)
Provision (benefit) for income taxes	(429)	1,545	(456)	2,405
Net loss	$(11,983)	$(17,685)	$(23,990)	$(27,583)
Net loss per share, basic and diluted	$(1.07)	$(1.60)	$(2.15)	$(2.50)
Weighted average shares used to compute basic and diluted net loss per share	11,179	11,048	11,173	11,048

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$22,987	$33,429
Trade accounts receivable, net	22,840	25,326
Inventories	48,293	51,271

Total current liabilities	24,464	26,035
Long-term borrowings under credit facility	395	328
Total stockholders' equity	127,249	147,339